Exhibit 10.30

DIAGNOS SERVICES AGREEMENT

THIS DIAGNOS SERVICES AGREEMENT (this “Agreement”) is executed this 9 June 2008 with an effective date of January 7, 2008 (the “Effective Date”) by and:

BETWEEN:

DIAGNOS Inc., a corporation duly incorporated under the federal laws of Canada and having its principal place of business at 7005 Boulevard Taschereau, Suite 340, Brossard, Quebec J4Z 1A7, Canada

(hereafter referred to as “Diagnos”)

AND:

US Gold Corporation, having its principal place of business at 165 So. Union Blvd., Suite 565, Lakewood, CO, USA, 80228

(hereafter referred to as “USG”)

WHEREAS Diagnos is in the business of providing certain data management, analysis, reporting and information services to customers; and

WHEREAS USG desires to use the services of Diagnos as set forth herein and in the statement of work attached hereto (“Statement of Work”).

NOW THEREFORE, in consideration of the terms and conditions expressed below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                     Agreement.  In addition to this document, this Agreement comprises the following documents, which are to be taken as mutually explanatory of one another, all of which are incorporated into this Agreement and made a part hereof:

Attachment 1 – Statement of Work,

Attachment 2 – Definitions, and

Attachment 3 – General Terms & Conditions.

2.                                     Definitions.  In addition to terms defined in this document, unless the context otherwise requires capitalized terms have the meanings set forth in Attachment 2 – Definitions.

3.                                     Services.  During the term of this Agreement, Diagnos agrees to provide to USG the services (“Services”) and deliver the information and Deliverables defined on the Statement of Work.

4.                                     Price.  USG will pay Diagnos as full and complete compensation for performance by Diagnos of all the Services and delivery of the Deliverables, the following compensation:

(a)                                 Lump Sum Fee.  USG will pay Diagnos $230,000, payable as follows:

(1)         $70,000 non-refundable upon execution of this Agreement; and

(2)         $160,000 upon delivery by Diagnos to USG of the final Deliverable described in Section 4 of the Statement of Work.

(b)                                Share Grant.  USG will issue to Diagnos 100,000 Shares upon confirmation of each Economic Discovery, if any.

(c)                                 Payment Upon Acquisition of New Properties.

(1)  NSR on Claims.  USG will grant to Diagnos a 2% net smelter return royalty (“NSR”), as defined in Attachment 2 hereof, on each new claim or concession area granted to USG by the Mexican Ministry (Secretariat) of Mining within the Area of Interest but outside the Property, if any, which property encompasses a target or targets identified by Diagnos as part of the Services, provided, however, that if any such property is already encumbered by a net smelter return royalty or other royalty, profits interest, override royalty or like encumbrance, then USG shall not be obligated to grant a 2% NSR to Diagnos and may elect to issue 500,000 Shares to Diagnos in lieu of the 2% NSR.  The NSR is further defined in Attachment 2.  Upon the granting of each such concession, USG and Diagnos will agree in good faith upon the property area and property description of the area subject to the NSR, and USG will execute and deliver to Diagnos a Royalty Deed evidencing the 2% NSR granted on the subject concession area.

(2)  Share Bonus on Other Properties.  If USG acquires an interest in property within the Area of Interest but outside the Property by means other than a direct grant to USG of a concession from the Government of Mexico, such as by joint venture or corporate transaction such as an acquisition or a merger, and such property encompasses a target or targets identified by Diagnos as part of the Services, then USG will issue to Diagnos 500,000 Shares.

5.                                     Shares.  The obligation of USG provided under Section 4(b) hereof is conditional upon the receipt by USG of all necessary regulatory and legal approvals, and any required shareholder and director approval, which USG will use its reasonable best efforts to obtain.  Diagnos represents and warrants to USG that it is an accredited investor as that term is defined in Regulation D under the U.S. Securities Act of 1933 (the “1933 Act”), it is acquiring the Shares for its own account, for investment purposes only and not with a view to the resale or other distribution thereof, in whole or in part, and agrees that it will not transfer, sell, or otherwise dispose of the Shares in any manner that will violate the 1933 Act, as amended, or the rules and regulations of the Securities and Exchange Commission.  Diagnos is aware that the Shares have not been registered under the 1933 Act and that they shall not be resold or otherwise disposed of unless they are registered under the 1933 Act or an exemption from registration is available and that, accordingly, it must bear the economic risk of investment in the Shares for an indefinite period of time.

6.                                     USG’s Partial Call Right on NSR.  USG may elect at any time by written notice to Diagnos to purchase for cancellation from Diagnos one half of each royalty granted pursuant to the Royalty Deed granted under Section 4(c)(1) hereof, for the price of $1,000,000, paid not later than thirty (30) days after receipt by Diagnos of the written notice of the exercise of such right by USG.  The applicable Royalty Deed shall be amended concurrent with such payment to reduce the NSR from 2% to 1%.

7.                                     Term.  This Agreement shall commence on the execution hereof, and shall continue in full force and effect for ten (10) years unless terminated in accordance with this Agreement, except for the obligation to grant shares according to Section 4(b) hereof and the obligation to pay a NSR pursuant to Section 4(c) hereof, which will remain in full force and effect indefinitely, provided, however, that this Agreement shall terminate as to each property interest covered hereby upon the expiration or termination of the concession granted by the Government of Mexico (whether beneficial plant, exploitation or exploration).

8.                                     USG’s Property Rights.  All material, information, data, or records provided by USG to Diagnos shall be the sole and exclusive property of USG.  Upon termination of this Agreement for any reason and receipt of written request from USG, Diagnos shall either destroy or return to USG all copies of any material, information, data, or records of USG provided to Diagnos by USG.

9.                                     Rights to Work Product/Deliverables.  Upon payment in full of the consideration specified in Section 4(a) (1) and (2), USG shall own all right, title, and interest in and to the work product and deliverables created by Diagnos under this Agreement, which shall be works for hire and shall be owned by USG.  To the extent that such work product or deliverables cannot be considered works for hire, all right, title and interest of Diagnos in and to the same (including copyrights) shall be assigned by Diagnos to USG upon payment in full hereunder.  Notwithstanding anything that may be interpreted to the contrary herein, Diagnos shall continue to own all right, title and interest (including copyrights) in and to all Diagnos’ Intellectual Property and to all work, materials, work product, deliverables or portions thereof, that preexist the effective date of this Agreement and/or the applicable Statement of Work and any derivatives, modifications, enhancements or improvements thereto (“Preexisting Materials”).  To the extent that any Preexisting Materials are incorporated into any work product or deliverables, Diagnos hereby grants to USG a nonexclusive license to use such Preexisting Materials solely as incorporated into the work product or deliverables; provided that such license grant shall be effective only upon payment in full of the lump sum fee.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

US GOLD CORPORATION		DIAGNOS inc.

By:	/s/ Perry Ing	By:	/s/ Andre Larente

Name:	Perry Ing	Name:	Andre Larente

Title:	CFO	Title:	Chairman & CEO

Date:	June 13, 2008	Date:	June 13, 2008

ATTACHMENT 1

To

DIAGNOS SERVICES AGREEMENT

STATEMENT OF WORK

1.                                      Diagnos will run its Computer Aided Resource Detection System (“CARDS”) application on the data provided by USG.  Diagnos will also acquire the available geophysical data on the Area of Interest from the Mexican government and run the CARDS application on that data.

2.                                      CARDS is a state of the art computer system that will identify areas with a high statistical probability of containing a significant mineral deposit.  The backbone of CARDS is the MCubiX-KE (Knowledge Extraction) data mining engine, developed by Diagnos in conjunction with researchers at Lyon University in France.  MCubiX-KE uses pattern recognition algorithms to learn the signatures of positive and negative data points and create a model that can make predictions on the positive or negative nature of new data points.  CARDS uses these powerful algorithms to analyze digitally compiled historical exploration data and identify zones with a high potential for the discovery of mineral deposits.  CARDS uses MCubiX-KE’s artificial intelligence and pattern recognition algorithms to learn the “signatures” or “finger prints” of high-potential resource areas and automatically detects similar sites across less explored regions.  The result is a powerful tool that allows exploration companies to concentrate time and exploration budgets on high-potential areas.

3.                                      Process

i) Step 1 - Diagnos will run CARDS on the Area of Interest resulting in a regional signature for two metals: gold and silver.

2) Step 2 - Diagnos will then run CARDS on the Property resulting in a local signature on the Property for two metals: gold and silver, using 3D modeling.

4.                                      Diagnos will then deliver to USG high mineral potential maps and a detailed anomaly reports, in MAPINFO or OASIS MONTAJ format, outlining the potential targets for gold and silver mineralization and discoveries on Area of Interest and the Property (the “Deliverable(s)”).  The final Deliverable is a map or layer that indicates the regions where economical resources are likely to be found.  Diagnos will deliver the Deliverable not later than thirty (30) days after USG delivers or causes to be delivered to Diagnos the relevant 3D Gocad model from Mira Geoscience who is USG’s 3D modeling services provider.

ATTACHMENT 2

To

DIAGNOS SERVICES AGREEMENT

DEFINITIONS

“Area of Interest” means the Magistral District of Mexico comprising approximately 1,600 square kilometers.

 “Affiliate” means any entity that controls, is controlled by or is under common control with a party hereto, with control meaning the ownership of more than fifty percent (50%) of the equity, or the right to direct the management of such entity, provided however, that USG and its subsidiaries shall not be considered Affiliates of Diagnos and Diagnos and its subsidiaries shall not be considered Affiliates of USG.

“Confidential Information” means, without limitation, specifications, drawings, diagrams, information, data, materials, suppliers, inventions, products, procedures, designs, research and development, business plans, financial projections, organizations, employees or consultants or any other similar aspects of or information related to the present or future business of either party.

“Economic Discovery” means a discovery by USG of any mineral or hydrocarbon on a location on the Property identified by Diagnos in its performance of the Services, which location was not previously identified by USG as a prospective exploration target, and the discovery is confirmed by USG’s receipt of a Positive Feasibility Study on the discovery in compliance with the Canadian Securities’ National Instrument 43-101 or an equivalent.

“Intellectual Property” means all works protectable by copyright, trademark, patent and trade secret laws or by any other statutory protection obtained or obtainable, and any Confidential Information of a party that meets one of the foregoing criteria, including without limitation, any literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data; formulae; designs; models; drawings; computer programs, including all documentation, related listings, design specifications, and flowcharts, trade secrets, and any inventions including all methods, processes, business or otherwise; machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon.

“NSR” means a royalty on net smelter return calculated as follows:

1.                                      When and after a dore or other form of concentrate is shipped to a refinery and there has been a final settlement by the refinery with respect to such delivery, the “Net Smelter Return” shall mean: (i) with respect to gold, the value of gold (stated in U.S. Dollars per ounce of gold) multiplied by the number of ounces of gold produced, less Allowable Deductions, and (ii) with respect to all other minerals, the value of such other minerals (stated in U.S. Dollars), less Allowable Deductions.

The “value of gold” shall be the numerical average of the closing prices of gold as reported on the COMEX (or, if the COMEX shall cease reporting gold prices, then the London P.M. fix; or, if that should cease to be reported, then as reported by another mutually agreed substitute index) at the conclusion of each day of said month previous to which final settlement occurred; such average price shall then be used to value all gold products for which there was final settlement during such month.  The value of all other minerals contained in such dore or other form of concentrate shall be the numerical average of the closing prices of such minerals as reported on the London Metals Exchange at the conclusion of each day of said month; such average price shall then be used to value all such minerals (other than gold) during such month. In all other cases, “Net Smelter Return” shall be as defined in subparagraph 2 below.

2.                                      Except as provided in subparagraph 1, “Net Smelter Return” means:

(i)                                    in the case of ores, minerals, or other products which are sold in the crude state, the amount received by the operator from the purchaser of the ores, minerals of other products, less Allowable Deductions,

(ii)                                 in the case of ores, minerals, or other products which are processed by or for the account of the operator to produce concentrates or other saleable intermediate products to be smelted or otherwise further processed by or for the account of the operator, an amount equal to the market value of the concentrates or other saleable intermediate products f.o.b. the plant producing the concentrates or other saleable intermediate products (which amount shall be deemed to have been received by the operator), less Allowable Deductions, and in all other cases, the amount received by the operator from the purchaser of the ores, minerals, or other products, less Allowable Deductions.

3.                                      “Allowable Deductions” means, to the extent borne or to be borne by the operator:

(i)                                    charges for and taxes on transportation of mineral product from the mine or plant producing the concentrates or other saleable products to a smelter or other place of treatment, from the smelter or other place of treatment to the refinery and from the refinery to the place of sale,

(ii)                                 insurance and security costs and charges,

(iii)                              smelting and refining costs, treatment charges and penalties, including without limitation metal losses and penalties for impurities,

(iv)                             representation, assaying, and umpire costs and fees, and marketing costs and commissions, and

(v)                                production, sales, severance, and other taxes measured by production or the value of production, provided that where a cost or expense otherwise constituting an Allowable Deduction is incurred by the operator in a transaction with a person with whom it is not dealing at arm’s length (as that term is defined in the Income Tax Act (Canada)), such cost or expense may be deducted, but only as to the lesser of the actual cost incurred by the operator or the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof.

4.                                      Commingling. The operator may commingle ores subject to the NSR with ores from other properties, either before or after concentration or beneficiation, so long as all data necessary to determine the weight and grade, both of the ores subject to the NSR and the ores with which they are commingled, are obtained and preserved by the operator. The operator shall then use that weight and grade data to allocate any value received between the ores subject to the NSR and the other properties from which the other commingled ores were removed. All such weight, grade and allocation calculations shall be done in a miner like fashion.

5.                                      Payment.  NSR shall be calculated for each calendar quarter in which NSR are realized, and payment shall be made within thirty (30) days following the end of each such calendar quarter.  Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment’s derivation (the “Statement”) must be submitted with the payment.  All payments on account of the NSR will be considered final and in full satisfaction of all obligations of USG with respect thereto, unless Diagnos delivers to USG a written notice (the “Objection Notice”) describing and setting forth a specific objection to the calculation thereof within ninety (90) days after receipt of the Statement by Diagnos.  If Diagnos objects to a particular Statement as herein provided, Diagnos will, for a period of ninety (90) days after USG’s receipt of such Objection Notice, have the right to have USG’s accounts and records relating to the calculation of the payment in question audited by the auditors of Diagnos.  If such audit determines that there has been a deficiency or an excess in the payment made to Diagnos, such deficiency or excess will be resolved by adjusting the next quarterly payment due hereunder.  Diagnos will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist, in which case USG will pay such costs.  All books and records used and kept by USG to calculate the NSR due hereunder will be kept in accordance with United States generally accepted accounting principles.

6.                                      Hedging transactions.  All profits and losses resulting from USG engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to any metals, ores, concentrates, minerals, and mineral resources, including materials deriving from the foregoing, (collectively, “Hedging Transactions”) are specifically excluded from calculations of the payments on account of the NSR (it being the intent of the parties that USG will have the unrestricted right to market and sell products to third parties in any manner it chooses and that Diagnos will not have any right to participate in such marketing activities or share in any profits or losses therefrom).  All Hedging Transactions by USG and all profits or losses associated therewith, if any, will be solely for USG’s account.

“Positive Feasibility Study” means a detailed report recommending the development of a mine, or the drilling of production wells in the case of liquid or gaseous hydrocarbons, within the Property, for being economically viable and profitable to exploit the relevant deposit or deposits according to the parameters established in such study, contemplating the maximum prospective development and operation as is reasonable and economically viable according to the data available at the time such study is prepared. The study shall be of the quality and content that is generally required to produce a bankable feasibility study for lending institutions in the United States or Canada, with the purpose of determining the convenience of providing funding for the project, and at least include the following information:

1.                                      An estimate of recoverable reserves and an estimate of its composition and content, and the proposed procedure for the development and production of the mine;

2.                                      Test results of the minerals that may be treated or hydrocarbons that may be processed;

3.                                      Characteristics and area where the proposed facilities will be located, which facilities may include treatment facilities, if the size and location of the resource renders such treatment facility feasible; in which case, the report shall include a preliminary design of said treatment facility;

4.                                      Total costs, including the budget of capital costs reasonably required to acquire, build and install the structures, machinery and equipment required for the proposed facility, including an estimated timing of such requirements;

5.                                      All environmental impact studies and cost thereof;

6.                                      Proposed period in which commercial production of the mine will start;

7.                                      Other data and information that is reasonably necessary to support the existence of a deposit of sufficient grade and size to justify the development of the resource, taking into account all business considerations, taxes and other economic considerations; and

8.                                      Working capital requirements for the first four months of operation, or for a longer period that is reasonably justified by the circumstances.

“Property” means the Magistral Mine property owned by USG located in the Area of Interest and comprising approximately 30 square kilometers.

“Shares” means the fully paid, non-assessable common stock of USG.

ATTACHMENT 3

To

DIAGNOS SERVICES AGREEMENT

GENERAL TERMS & CONDITIONS

1.0  SUBCONTRACTORS.  Diagnos shall not subcontract all or any part of the Services without the express prior written consent of USG.

2.0  INSURANCE.  Diagnos shall be solely responsible for all insurance that may be required by law for or related to the Services, including but not limited to motor vehicle liability insurance for owned and non-owned vehicle, insurance covering loss or damage to Diagnos’ property owned and hired, health and injury insurance and workman’s compensation or employment insurance of any kind or nature.

3.0  CONFIDENTIALITY

3.1   USG and Diagnos Responsibilities.  All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information. Each party may use the Confidential Information of the other party during the Term only as permitted or required for the receiving party’s performance hereunder and for no other purpose. The receiving party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures (including, without limitation, the use of nondisclosure agreements consistent with and not less restrictive than this Article 3.0) to prevent any unauthorized disclosure by its employees, agents, contractors or consultants. The foregoing duty shall survive any termination or expiration of this Agreement for a period of ten (10) years from the effective date of such termination or expiration. Notwithstanding the foregoing, with respect to any USG Confidential Information related to the Property or the Area of Interest, the foregoing duty shall be perpetual.

3.2   Exceptions.  Notwithstanding Section 3.1, the following information shall not be deemed Confidential Information for purposes of this Article 3:

a.               information required to be disclosed in public under a subpoena, request for documents, or other validly issued judicial or administrative process, provided that the party so required promptly notifies the other party of the receipt of process and permits the other party a reasonable opportunity to respond to such process (and, if the other party secures a protective order, such information shall remain Confidential Information to the extent therein specified);

b.              information that is or becomes generally available to the public other than as a result of any unauthorized disclosure by the receiving party;

c.               information available to the receiving party from a third party who received such information on a non-confidential basis and without obligation to the disclosing party;

d.              information already known to the receiving party prior to its disclosure by the other party;

e.               information independently developed by the receiving party without any use of or reliance on the disclosing party’s Confidential Information; or

f.                 information that the parties mutually agree in writing can be disclosed publicly.

4.0    WARRANTIES AND COVENANTS

4.1   USG Warrants to Diagnos.  USG hereby warrants to Diagnos that: (a) the execution and delivery of this Agreement by USG has been duly authorized; and (b) this Agreement constitutes a valid and binding agreement.

4.2   Diagnos Warrants to USG.  Diagnos hereby warrants to USG that: (a) the execution and delivery of this Agreement by Diagnos has been duly authorized and performance by Diagnos hereunder shall not result in the breach of any material term or provision of any charter, bylaw or agreement to which Diagnos is a party or by which it is bound; (b) this Agreement constitutes a valid and binding agreement; (c) all Services rendered hereunder shall be performed in a professional, workmanlike manner in accordance with the applicable Statement of Work; (d) it owns or possesses the necessary rights, title, licenses and Intellectual Property rights necessary to perform its obligations hereunder, and the performance of the Services shall not infringe the intellectual property rights (including, without limitation, any patents, copyrights, trademarks or trade secrets) of any third party.

4.3   CARDS Services Warranty. At all times, DIAGNOS’ liability for failure of the Services shall be limited to a second time reprocess of client data using CARDS software application. DIAGNOS makes no express or implied warranties whatsoever regarding the capabilities of the CARDS software application in respect of finding for the distributor or its clients any minerals, oil, gas or any other substance whatsoever, the output value or quality of any mineral discovery, the accuracy of any prediction or output results, merchantability, or fitness for a particular purpose.  DIAGNOS shall not be responsible for consequential damage or expenses by any client of DIAGNOS services or consequential loss in value or delays suffered by clients actions based on a DIAGNOS delivered report or predictions data or map, incidental or punitive damages, including, but not limited to, loss of profits or damages to business or business relations.  This warranty is in lieu of all other warranties.

5.0  INDEMNIFICATION.

5.1    Diagnos Indemnities to USG. Diagnos shall indemnify, hold harmless and defend USG and its Affiliates and their respective directors, officers, agents and employees from and against any loss, costs (including reasonable attorney’s fees) damages, injury, liability, claims, demands, or causes of action arising out of or resulting from the Services for: (a) any material and uncured breach of Diagnos’ warranties in Section 4.2; (b) any claim against USG which alleges that any Diagnos’ Intellectual Property infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary or Intellectual Property rights of persons, firms or entities who are not parties to this Agreement (collectively, “Third Party Right”); (c) any act or omission of Diagnos as an employer; or (d) any debt or other duty of any kind or amount owed to a Diagnos subcontractor, except and to the extent such loss, cost, damage, injury, liability, claim, demand or action is due to USG’s gross negligence or misconduct.

If the use of any Service delivered or provided by Diagnos hereunder is found to infringe or misappropriate a Third Party Right, Diagnos shall, at its own option and expense, replace the infringing or misappropriated materials or Services with a substitute free of the infringement or misappropriation, or shall procure for USG’s benefit a license or other right to use the same; or shall remove the enjoined materials or Services and reimburse USG for all amounts paid or expenses incurred with respect thereto.

5.2   USG Indemnities to Diagnos. USG shall indemnity and save harmless Diagnos in respect of all costs, claims, liabilities and expenses arising out of the activities of USG or any debt or other duty of any kind or amount owed to a USG subcontractor, except and to the extent such loss, cost, damage, injury, liability, claim, demand or action is due to Diagnos’ gross negligence or misconduct.

6.0  TERMINATION

6.1   Termination for Cause.  If there is a material breach of any term or condition of this Agreement, the non-breaching party shall give written notice thereof to the breaching party.  If the breaching party does not, within thirty (30) calendar days after receiving such written notice, either (a) cure the material failure or (b) if the breach is not one that can reasonably be cured within thirty (30) days, develop a mutually agreed to plan to cure the failure and diligently proceed according to the plan until the material failure has been cured, then the non-breaching party may terminate the Agreement for cause by written notice to the breaching party.

6.2   Termination through Insolvency.  Either party may immediately terminate this Agreement upon written notice in the event that: (a) the other party becomes insolvent, enters into receivership, is the subject of a voluntary or involuntary bankruptcy proceeding, or makes an assignment for the benefit of creditors; or (b) a substantial part of the other party’s property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency.

6.3   Survival.  Any provision of this Agreement which contemplates performance or observance after any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement and continue in full force and effect until performed in full.

7.0  LAW AND DISPUTES

7.1   Governing Law.  The laws of the State of Colorado (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement.  Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the courts sitting in Denver, Colorado.  Each party waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any sitting court in Denver, Colorado; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

7.2   Fair Play.  In entering into this Agreement the parties agree that it is impracticable to make provisions for every contingency that may arise during the term of this Agreement and it is their mutual intention that this Agreement shall operate between them with fairness and without prejudice to the interest of the other, and that if in the course of the performance of this Agreement unfairness or prejudice or obvious hardship to any party is expected or disclosed then the parties will use all reasonable endeavors to agree upon such action as may be necessary to remove or modify such unfairness or prejudice.

7.3   Disputes.  The parties shall endeavor to resolve any dispute, whether arising during the Term or at any time thereafter which involves the validity, construction, meaning, performance, termination, expiration or effect of this Agreement, or the rights or liabilities of the parties, promptly and in an amicable and professional manner by negotiations between the parties.

7.4   Arbitration.  In the case where disagreements and disputes cannot be resolved by negotiations, they shall be resolved by binding arbitration in Denver, Colorado in English in accordance with the UNICTRAL Arbitration Rules (the “Rules”) in effect at the time of this Contract.  For disputes involving amounts of US$2 million dollars or less, the parties shall attempt, by mutual agreement, to nominate a sole arbitrator within 30 days from the date of the initiating party’s written notice to the other party. If the parties cannot agree upon a sole arbitrator within such 30 day period, or in the case of disputes involving amounts of more than US$2 million dollars, the arbitration shall be carried out by a panel of three arbitrators with one arbitrator being selected by the initiating party, one arbitrator being selected by the responding party and the third arbitrator being selected by mutual agreement of such two arbitrators.  The arbitration tribunal shall apply the substantive law of Ontario, in interpreting this Agreement and the rights and obligations of the parties.  Notwithstanding the foregoing, the arbitrator or arbitrators, as the case may be, shall be lawyers with at least ten year’s experience with international mining and exploration agreements, trained in the common law tradition.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

8.0  LIMITATIONS

8.1   Correcting Defects.  In the event that any Services furnished by Diagnos are incomplete or materially deficient, or in the event Diagnos temporarily fails to provide the Services (collectively a “Defect”), Diagnos may either correct the Defect, without charge to USG, or effect an equitable reduction of the price paid or payable for the Services to which such Defect relates, provided that Diagnos has received written notice of the Defect from USG within 30 days from the date on which USG became aware of, or should have become aware of, such Defect.

8.2   Disclaimer.  Diagnos makes no express or implied warranties whatsoever regarding the capabilities of the CARDS software application in respect of finding any Minerals, oil, gas or any other substance whatsoever, the output value or quality of any Mineral discovery, the accuracy of any prediction or output results, merchantability, or fitness for a particular purpose.  This warranty is in lieu of all other warranties.

8.3   Limitation. IN NO EVENT SHALL EITHER PARTY OR ITS AGENTS, SUPPLIERS, DIRECTORS, EMPLOYEES OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTY OR ITS AGENTS, SUPPLIERS, DIRECTORS, EMPLOYEES OR SUBCONTRACTORS FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, OTHER THAN AS MAY BE INDEMNIFIED AGAINST BY THE INDEMNITY PROVISIONS HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.0  GENERAL

9.1   Independent Contractors.  The parties are independent contractors and not partners or joint venturers.   Under no circumstances will the employees of one party be deemed the employees of the other for any purpose.  This Agreement does not grant authority for either party to act for the other in an agency or other capacity, or to make commitments of any kind for the account of or on the behalf of the other.

9.2   Assignment.  Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party.  Any attempt to assign or delegate in violation of the preceding sentence shall be void.  Notwithstanding the foregoing, either party may assign this Agreement and its rights and obligations hereunder: (a) in connection with the transfer or sale of all or substantially all of its assets; (b) to a wholly owned subsidiary; or (c) in the event of its merger or consolidation with another company at any time during the term of this Agreement. This Agreement be binding upon the parties’ respective successors and permitted assigns.

9.3   Integration; Amendment. This Agreement constitutes the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral) relating to the subject matter of this Agreement.  This Agreement may be modified or amended solely in a writing signed by both parties executed by an authorized officer thereof.

9.4   Severability.  The provisions of this Agreement shall be deemed severable, and the unenforceability of any one or more provisions shall not affect the enforceability of any other provisions.  In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties shall substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties.

9.5   Notice.  Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given the delivery of the same or by sending the same by telecommunication, facsimile or other form of communication, in each case addressed as follows:

(a)                                 if to Diagnos at:

DIAGNOS Inc.

7005, boulevard Taschereau

Bureau 340

Brossard, Quebec  J45Z 1A7 CANADA

Attention: André Larente

Facsimile No: (450) 678-8119

(b)                                if to USG at :

US Gold Corporation

99 George St.

3rd Floor

Toronto ON CANADA M5A 2N4

Attention : Perry Ing

Facsimile No : (647) 258-0408

9.6   Manner of Payment.  All references to monies hereunder shall be in lawful currency of Canada. All payments to be made to any party hereunder may be made by cheque or draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank or banks as such party may designate from time to time by written notice. Said bank or banks shall be deemed the agent of the designation party for the purpose of receiving, collecting and receipting such payment.